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                                                                    EXHIBIT 12.2


Hedstrom Holdings, Inc.
Computation of Ratio of Earnings to Fixed Charges
(In Thousands, Except Ratio)

                                                                                   FISCAL YEAR ENDED JULY 31
                                                          ------------------------------------------------------------------------
                                                            1992            1993           1994            1995             1996

Consolidated net income (loss)                            $   96          $(1,916)        $(2,916)         $  745         $ (8,116)
Loss from discontinued operations                         $    0          $     0         $ 3,180          $  585         $      0
Consolidated provision (benefit) for income taxes         $  257          $  (663)        $   103          $1,440         $ (3,857)
Fixed charges                                             $2,728          $ 2,512         $ 2,982          $4,573         $  5,896

TOTAL                                                     $3,081          $   (67)        $ 3,304          $7,343         $ (6,077)

FIXED CHARGES

Interest on debt and capitalized leases                   $2,728          $ 2,512         $ 2,982          $4,573         $  5,896

TOTAL                                                     $2,728          $ 2,512         $ 2,982          $4,573         $  5,896



Ratio (deficiency) of Earnings to Fixed Charges (A)          1.1x         $(2,579)            1.1x            1.6x        $(11,973)

                                                                                              Proforma              Proforma
                                                                Five Months Ended            Year Ended          Six Months Ended
                                                                  DECEMBER 31,               DECEMBER 31,            JUNE 30,
                                                         ----------------------------        ------------          -----------
                                                            1995              1996              1996                  1997
Consolidated net income (loss)                            $ (8,160)          $(4,771)           $   428              $   (26)
Loss from discontinued operations                         $      0           $     0            $     0
Consolidated provision (benefit) for income taxes         $ (4,488)          $(2,869)           $ 1,056              $   573
Fixed charges                                             $  1,773           $ 2,115            $28,493              $14,260

TOTAL                                                     $(10,875)          $(5,525)           $29,977              $14,807

FIXED CHARGES

Interest on debt and capitalized leases                   $  1,773           $ 2,115            $28,493              $14,260

TOTAL                                                     $  1,773           $ 2,115            $28,493              $14,260



Ratio (deficiency) of Earnings to Fixed Charges (A)       $(12,648)          $(7,640)               1.1x                 1.0x


          (A) If the ratio is less than 1.0x, the deficiency is shown